Exhibit 99.03

Final Transcript
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Conference Call Transcript AB - Q1 2011 Alliancebernstein Holding L P Earnings Conference Call Event Date/Time: May 02, 2011 / 12:00PM GMT

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Final Transcript
May 02, 2011 / 12:00PM GMT, AB - Q1 2011 Alliancebernstein Holding L P Earnings Conference Call

CORPORATE PARTICIPANTS

Peter Kraus
AllianceBernstein Holding L.P. - Chairman & CEO

David Steyn
AllianceBernstein Holding L.P. - COO

Ed Farrell
AllianceBernstein Holding L.P. - Controller and Interim CFO

Andrea Prochniak
AllianceBernstein Holding L.P. - Director of IR

CONFERENCE CALL PARTICIPANTS

Robert Lee
KBW - Analyst

William Katz
Citi - Analyst

Craig Siegenthaler
Credit Suisse - Analyst

Michael Kim
Sandler O'Neill - Analyst

Cynthia Mayer
Bank of America-Merrill Lynch - Analyst

PRESENTATION

Andrea Prochniak - AllianceBernstein Holding L.P. - Director of IR

Good morning, everyone, and welcome to our first-quarter 2011 earnings review. As a reminder, this conference call is being webcast and accompanied by a slide presentation that can be found in the Investor Relations section of our website at www.AllianceBernstein.com. On the call today we have our Chairman and CEO, Peter Kraus; our Chief Operating Officer, David Steyn; and our Controller and Interim CFO, Edward Farrell.

Now I'd like to draw your attention to the cautions regarding forward-looking statements on slide 2 of our presentation. Some of the information we present today is forward-looking and subject to certain SEC rules and regulations regarding disclosure. You can also find our cautions regarding forward-looking statements in the MD&A of our 2010 10-K and in our first-quarter 2011 10-Q which we filed this morning.

Under regulation FD management may only address inquiries of a material nature from the investment community in a public forum. So we encourage you to ask all such questions on this call. With that let me turn the call over to Peter.

Peter Kraus - AllianceBernstein Holding L.P. - Chairman & CEO

Thank you, Andrea. Good morning and good afternoon and good evening to those overseas. Today I'd like to briefly recap with you our long-term strategy and to talk a little bit about how we are achieving those goals and our recent accomplishments that we have been able to achieve. I'd also like to underscore where more work needs to be done.

David will then talk about performance and flows and then Ed will follow-up with the financial and operating results. Then of course at the end we'll take questions -- any question you have, all of them are fair.

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Final Transcript
May 02, 2011 / 12:00PM GMT, AB - Q1 2011 Alliancebernstein Holding L P Earnings Conference Call

So to start with, I'd like to begin with a little perspective. After 2008 this was a firm that needed to change. We created a more nimble and progressive firm. We are trying to recapture our performance edge and we are restoring our standing with clients and the industry.

As we discussed previously in other earnings calls, there's never a quick fix, these things take time. We had to put a clear strategy in place to position AB for long-term success and execute decisively and consistently. In doing so we built our strategy on four primary initiatives.

First and foremost, restore our performance track record and our client confidence.

Secondly, diversify our businesses to provide balance and support stable growth in any market environment.

And third, meet evolving client demand for innovative new products and services; that means long-term growth areas like alternatives, defined contribution and emerging markets and, more importantly, it also means focusing on our core services and delivering that value proposition that we've promised our clients.

And last, we need to improve our operating leverage and financial results; we're all unit holders and we all expect that.

In the past two years we've focused on executing these four initiatives and I'd say we've made steady progress. Progress, however, is not always easy to see or obvious from the numbers, especially with the focus on performance and flows as intense as it has been. But there is progress and it is meaningful and it will drive our long-term success. Sometimes I feel a little bit like we're the duck floating across the lake looking very placid, but underneath paddling very hard.

AllianceBernstein today is in a very different place than it was two years ago. We've allocated more resources to fixed income; we've leveraged our exceptional performance, cultivated our world class franchise, and have one of the best performance records in the industry. Flows followed that and have changed, clients have bought into our fixed-income platform, our people have showcased our strength and this business has shown very well.

Fixed income AUM is up 30%, $210 billion today, and 44% of assets under management -- a terrific achievement by the fixed-income team and the Firm at large. We've also revived and strengthened our client relationships in retail. Up until 2009 we were really out of the new product game, we are fixing that. In the last two years we've launched 38 new retail products and have gathered over $9 billion in assets. Now that's not $90 billion but it's growing and we'll get there and it reflects innovative product development.

We've also extended our reach into non-US markets and particularly Asia, a fast-growing part of the world and where we expect growth to continue. We've offered a broader set of products to clients that address game changers. We've talked before about DC and DB, but that shift is here to stay, and CRS and SRS are unique and innovative products in that regard.

Dynamic asset allocation addresses investors' concern for asset allocation in more volatile and turbulent markets. We've applied DAA to our own business in private client, but we've also applied it in our global franchise across the world and particularly in the insurance world.

Inflation, you can't read the newspaper without seeing it. People are concerned about it. We've developed inflation strategies and that addresses investors' concerns for rising prices. Thematic investing has also captured people’s imagination and we've exploited that with global transformative trends such as alternative energy, Web 2.0, genomics. We've had particular success in the United States and abroad.

We're building a broad alternatives platform across distribution channels -- real estate, energy, fund of funds and partners with other strategies. We have over $13 billion in alternatives of assets under management today and we're growing. We are well aware that AUM is the focus of the day. To grow assets we must curtail redemptions as well. To do that we will continue to improve our investment performance. People are the most important factor in that and I remain confident in our teams that they will produce that performance.

Stories continue to resurface about those who have left AllianceBernstein -- in most cases referring to facts that are over two years old. Not much and not a lot has been said about the talent we've elevated and added -- head of equities, head of trading, head of risk, senior executives in credit, real estate and in the US and international equities areas -- all accomplished executives we've either elevated from within or attracted to the firm from competitors, all top-notch. People wouldn't come to AllianceBernstein if they didn't think they were coming to a firm where they could succeed and that would succeed itself.

To address our performance -- we've talked about this a few times -- it has improved since the market bottom and it continues to do so. You can see from slide 4, which is on your top left, that during that time we've out-performed peer averages on a cumulative basis in many funds. Strategic value 8 percentage points better; mid cap growth 40 percentage points better; SMID cap value 21, global thematic growth 39 percentage points better; global strategic value 18 percentage points better; international strategic value, six; and emerging markets 25 percentage points better. Now we can do better, and we will, but this is a pretty good showing across all of our strategies in some of the deeper flow areas.

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Final Transcript
May 02, 2011 / 12:00PM GMT, AB - Q1 2011 Alliancebernstein Holding L P Earnings Conference Call

Finally, a few words on how we're improving our operating and financial results. We've resized the cost structure, we've addressed the real estate footprint, we've addressed our headcount and we've created stronger margins and a stronger foundation for future growth. We've also changed incentive compensation, and now think of our compensation as being 50% or better than revenues and employees receive units which creates an incentive for them that is consistent with our investors.

Is there more to do? There's always more to do. We're focused on it all the time, but so far we've made some great progress. Now I want to turn to the first quarter of 2011.

We have a sense of urgency with the long-term strategy, but we're focused on doing the right things, not the fast things. Progress comes but not necessarily in quarterly increments, it's incremental over time. In the first quarter here are some of the things that we've accomplished. We've continued to outperform in fixed income versus benchmarks and peers. In retail, five of the top 10 funds by net inflows are new since 2009.

In Asia, a very fast-growing part of the world, as I mentioned before, we continue to have outstanding recognition. In Korea we were named best on-shore manager of international fixed income; in Taiwan best retail house. In two vibrant and important markets these are important monikers and important recognition. Defined contribution in the quarter, $2.1 billion in CRS came in, mostly in new money and over $1 billion in early April. As you know, DC funds continue to grow each month and produce stable gross inflows.

We’ve shown strong equity performance in emerging markets value, US large and small cap growth and US thematic research, and again, we've got a growing alternative business in both the multi-manager side and our new AIS product added assets during the course of the quarter.

We also brought in new investment talent, the very successful long only and long short equity investor, Kurt Feuerman has agreed to join our Firm. Kurt brings an established track record and a unique ability to navigate market cycles, generate alpha and manage beta well. He's a great add and we can't wait for him to start.

We've also had some innovations in the growth investment platform. The first quarter saw how our strategies and growth worked -- small-cap growth, as I mentioned, global thematic growth both had very good quarters. But we're not as satisfied as we could be overall and we feel that we could be getting our best research ideas into our growth portfolios in a more meaningful way.

Last July we elevated Sharon Fay to head of equities for both value and growth. She focused on many things, but one thing she focused on was how do we make a -- how do we become and how are we continuing to maintain to be a great growth manager? What's working well for us? What changes do we think are appropriate to improve client outcomes?

Sharon found many strengths in the growth platform -- number one, global research footprint was terrific, our research organization gets local insights into global portfolios in ways few peers can match. But we can do better, we can act more quickly on our best ideas, we can bring more focus to the investment process and we can cultivate more independent thinking.

So in the first quarter we did the following -- we combined management of our global and international research portfolios making a more efficient activity and eliminating duplication of efforts. We reconfigured our sectors from six to four. We expanded the consumer sector to include healthcare and we combined energy and natural resources and infrastructure into industrial cyclicals.

These four sectors, technology, financials, consumer and industrial cyclicals, better reflect market dynamics today and going forward. We'll of course revisit these sectors over the next few years and make changes that we feel are appropriate, but for now we think these innovations are quite valuable.

We've also established a specialty equities classification which sits between growth and value; this allows us to pursue investment ideas that don't fit neatly into either style. Growth services that will now be Special Equities are Global and US Thematic Research and US Relative Value.  Value services that will now be in Special Equities are Global Real Estate Securities. Kurt's team will also fit there and this allows us to utilize both value and growth research platforms without restrictions of style and adapt to client needs and deliver a broader set of solutions for our clients.

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Final Transcript
May 02, 2011 / 12:00PM GMT, AB - Q1 2011 Alliancebernstein Holding L P Earnings Conference Call

Now these are not wholesale sweeping changes, we didn't need them. But research is as strong as ever and our best ideas are working -- these changes allow us to more effectively exploit them. It will take time for performance to catch up, but I'm confident it will and our investment teams are also confident. We'll keep working on new ways to leverage our research and provide that value proposition to other clients that we have in the past and will in the future.

So in conclusion, I wanted to share both near- and long-term perspectives with you today for two reasons -- one, to remind you today and every day we're focused on two things, doing the right thing for our clients, and turning around performance and flows. Also to remind you that better performance and flows are just one indicator of long-term success, they are not the only ones. Many other things that we're doing will ultimately position us for long-term success today.

Where we stand is a big global franchise with right people executing a long-term strategy; enriched our culture with new talent and processes; we have significant strength across all distribution channels; we're creating the right buckets to grow assets, filling them in a steady and appropriate way; we have an attractive mix of businesses; strong financials and a positive outlook. All of that represents progress to us, to me and I hope to all of you as well.

David, maybe you can take us into the area of specific flows and performance?

David Steyn - AllianceBernstein Holding L.P. - COO

Thank you, Peter, and good afternoon from here in Europe. I'd like to start with assets under management and the flow picture during the first quarter of 2011. As you can see from slide 8, end of period assets under management and average assets under management were essentially unchanged from year-end 2010. Gross sales were up by one-third during that time. And our net outflows moderated substantially as well.

The rolling quarter view gives us some more perspective. Gross sales increased across all three of our channels and in institutional and retail gross redemptions declined substantially, though they were up slightly in private client. Taken together, as a result net outflows moderated across the board and were more in line with third-quarter 2010 levels than fourth-quarter.

Now naturally we'd like to see even more improvement. But I’ll point out that our outflows continue to be concentrated in few albeit significant areas, global and international equities in institutions. And I'd also like to point out that we continue to attract flows to our fixed income products across all channels. So let me dive down into channel-by-channel data to give a more detailed picture of the business environment in the first quarter.

Beginning on slide 10 with institutions, gross sales improved by 49% over both the fourth quarter of 2010 and the first quarter of 2010, led by higher sales in both customized retirement strategies in the United States of America and fixed income on a global basis. In fact, they were the highest since the second quarter of 2010.

At the same time gross redemptions declined by 30% from our very challenging fourth quarter. The result in aggregate was a 42% decline in net outflows during first quarter of this year. Again, we want to do better and we have reason to believe that in time we will. Peter has just given you some insight about how we're addressing that in the institutional channel. And it certainly bears repeating that the ongoing stellar performance of our fixed income franchise continues to affect strong inflows.

Let me turn to our comment on fixed income performance in greater detail on slide 11. This slide, a sea of green if you will, tells that performance story best. Across product areas, across durations, across geographies and across time periods our fixed income funds are handily beating their benchmarks. Our fixed income teams delivered a stunning track record that endures and they're making a substantial contribution to our results and our brand across the world and across all three channels.

Slide 12 turns to institutional equity performance, an area which Peter has just been commenting on. And evidence it's strong premiums have premiered since the market bottom. Our strength is not confined to fixed income; we've been improving our performance in key product areas for quite some time.

Here we're showing our cumulative returns versus our peers in the investment universe, essentially an institutional universe, from the end of February 2009, just prior to the market bottom on the 9th of March to the end of the first quarter of 2011 across a wide variety of our equity strategies. Seeing the side-by-side bars really illustrates the degree to which we've come back from underperformance in growth and in value in the US and across geographies.

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Final Transcript
May 02, 2011 / 12:00PM GMT, AB - Q1 2011 Alliancebernstein Holding L P Earnings Conference Call

Now Peter talked about the focus we're putting on to defined contribution and I want to talk a little bit further about this here on slide 13. We've said before that our success in sales is just as dependent on delivering new products to meet clients' evolving needs as it is with the performance of our legacy products and our legacy markets.

In institutions a critical component of our long-term success will be getting the shift from defined benefits to defined contribution right, a shift which has taken place in just about every institutional market in the world. Getting it right means how we approach the clients with our product offerings, with our investment partners, with risk.

This business is growing well for us, particularly our customized retirement services which Peter talked about where we manage custom target date portfolios for very large defined contribution plans. We finished the first quarter with $11 billion in CRS, customized retirement strategies, assets under management. And as Peter mentioned, we funded new mandates worth $2 billion, actually just over $2 billion in the quarter, plus another $1 billion in early April.

But -- and this is important, CRS enabled us to have frequent discussions with clients about their needs, which creates multiple cross-selling opportunities for our firm -- not just in the defined contribution space of CRS, but also in the defined benefit space of our legacy business.

It's hard to stress enough the role we believe CRS will play in the growth of our DC business. Right now DC, defined contribution, in the United States represents about $27 billion of assets under management. That's up nearly 50% from two years ago when we began allocating resources to this strategy in earnest. We'd like to see it at $100 million.

Let me turn to retail on slide 14, where again we have a better story to tell this quarter versus last in terms of both gross sales and net add flows. Gross sales were up 22% from the first quarter of 2010, due to strong sales in mutual funds and strong sales of fixed income products. March was our best sales month of the quarter with strong sales in global high yield, but also a pickup in equities. And at the same time Q1 saw redemptions declining 29%. Net flows, also slightly negative, showed a $5 billion improvement from the fourth quarter of 2010.

Now slide 15 goes into slightly greater detail or provides greater color on the turnaround in our retail business. I think there are three key takeaways -- one, contribution in areas beyond fixed income; two, strong performance in sales from new products; and three, continued growth outside the United States of America, particularly in Asia.

While fixed income still represents about three-quarters of gross sales in retail, you can see from the top left chart that we're seeing some meaningful improvements in both growth and value sales. Our top-performing products grew gross sales and delivered positive net flows in the first quarter. And among them, encouragingly, are some of our newest products like real asset strategy.

Real asset strategy hit its one-year mark -- birthday, if you want to put it that way, in March with an annual return of 25%, ranking number two in Lipper’s Global Flexible category in the top 1% of performance. And whilst I've talked about real asset strategy in the context of retail, we're taking this strategy across channels, multi-asset allocation funds including target date, target risk, 529 college savings plans have adopted the strategy. Our private client channel launched the service for high net worth clients in February and plans are underway to launch a fund for non-US investors in the near future.

Turning from our products to our geography, in Korea our onshore global high yield portfolio has been our standout performer and was just named the country's most innovative product by Asian Investor magazine. Since its launch in June of 2009 this fund has been the most successful in its category. Last December we launched a monthly distribution version and together the two vehicles have attracted a combined $1 billion in assets and hold a dominant market share in the overseas high-yield bond fund category.

These are just a few examples to illustrate what Peter was referring to earlier when he spoke about our product innovations in retail. How strong our retail performance has been outside the United States, particularly in Asia, is apparent on this slide as well. Hong Kong and Japan represented our greatest sales increases in the quarter and Asia as a whole continues to grow as a percentage of gross sales, accounting for more than half of our retail sales in the first quarter of 2011.

In private client gross sales grew more than gross redemptions during the quarter, which led to a decline in net outflows relative to the fourth quarter of 2010. The first quarter of 2011 was actually our best production quarter in two years. So new business continues to improve, or the environment of new business continues to improve in the private client world.

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Final Transcript
May 02, 2011 / 12:00PM GMT, AB - Q1 2011 Alliancebernstein Holding L P Earnings Conference Call

Turning to slide 17, our private clients are investing in the Firm and our broader investment strategy and beliefs, not in any one particular advisor, which arguably is the more dominant business model in the private client business in the United States and many, many parts of Europe. They and we take a long-term view focused on wealth planning and asset allocation. And they stick with us through market cycles.

We're proud of how we were able to keep our clients in equities following the financial crisis so they could participate in the recovery when it came. And came it did, since the market bottom on March 9, 2009 the S&P has delivered almost a doubling of returns to investors who stayed in equities.

We just finished hosting a series of our annual private client conferences, 70 events in 50 cities all over the United States that were attended by more than 8,000 clients and guests. I attended and spoke at many of them, and can attest to how receptive our clients are to how we've manage their assets through these last few turbulent years.

Because of the long enduring nature of our private client relationships, this was to us the ideal channel to launch our dynamic asset allocation strategy just over a year ago. The success of this product has been notable. As you can see from the chart on the right side of this slide, during that time more than $23 billion in client assets have been mapped across or allocated to dynamic asset allocation. These are both existing client assets moving to the strategy and new assets we've acquired as we've added client relationships.

Today give or take about 60% of our eligible private client assets recovered by dynamic asset allocation overlay, it is our fastest product launch in the channel in history by a wide margin. But I said before that dynamic asset allocation was by no means going to be a private client only product, and I fully believe we'll be able to translate our success with this product across multiple channels.

We're launching dynamic asset allocation in variable annuity channels for insurers, and have already seen early success. We're also launching some commingled vehicles that we think insurers will be interested in and see retail opportunities going forward as well.

I'll finish my remarks with a few words on Bernstein Research Services, our highly regarded sell side research and trading platform. As slide 18 highlights, this business performed very well in the first quarter this year, delivering revenue increases of 12% versus the prior quarter and 8% versus the prior year quarter. In this business the focus has been on expanding our research footprint in Europe and Asia as well as pursuing new businesses like electronic trading in Europe and derivatives in the United States.

I'm pleased to report that we're making progress on all of these fronts. Bernstein delivered record results in Europe during the quarter, with growth of electronic trading a key factor. Asia results were a record as well and, though this business is still small, it's growing and we just added another two analysts in Asia. These growth dynamics help offset the muted volumes we're seeing in US cash equity trading and reinforce the importance of our research product in the US and worldwide.

We were recently recognized yet again for our research quality, this time by a leading independent annual survey of US institutional investors. Bernstein Research is more widely respected than ever and our view continues to be that in the increasingly complex investing world proprietary research will only keep growing in importance. We are uniquely capitalized -- we're uniquely positioned to capitalize on that. With that let me turn it over to Ed for a review of our financials. Ed.

Ed Farrell - AllianceBernstein Holding L.P. - Controller and Interim CFO

Thank you, David. Before I recap the first-quarter results I'd like to quickly review the adjustments we make to our GAAP revenues each quarter and explain a modification we made this quarter and on a go-forward basis. Since we introduced these measures last year we've adjusted GAAP revenues to exclude investment gains and losses as well as dividends and interest on our deferred compensation-related investments and 90% of investment gains and losses of our consolidated venture funds attribute to non-controlling interest.

We also net distribution related payments to third parties and the amortization of deferred sales commissions against distribution revenues. The modification I made now excludes additional transfer agency-related pass-through expenses that are reimbursed and recorded as fees and revenues from our adjusted metrics. These fees are not material and have no impact on our operating income, but they do have an impact on our operating margin.

We believe that adjusting for these distorted items better reflects how we manage our business and helps people compare us to our industry peers. For a full explanation of our adjusted earnings measures, please refer to the appendix at the end of the presentation, our press release or the 10-Q. Now let me give you the first-quarter adjusted financial highlights reported earlier today.

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Final Transcript
May 02, 2011 / 12:00PM GMT, AB - Q1 2011 Alliancebernstein Holding L P Earnings Conference Call

Adjusted earnings per unit were $0.41 in Q1, that's up $0.01 from Q4 and down $0.06 from Q1 2010. Adjusted revenues of $659 million were up 1% from Q4 and up 2% versus the prior year quarter. Adjusted operating expenses were flat sequentially and up 6% from the prior year quarter. Our adjusted operating margin was 21.9% in Q1, up slightly from 21.3% in Q4 and down from 24.5% in Q1 2010.

We repurchased 2.2 million units in Q1 at a cost of $49.8 million. We'll continue to buy back units over time in anticipation of funding our future deferred compensation restricted unit awards.

Before I get into detail behind the variances, let's first take a look at high level GAAP income statement on the next slide. Our GAAP earnings per unit for the first quarter were $0.42, flat versus the prior quarter and down $0.04 from the first quarter of 2010. Quarterly net revenues of $755 million were down 3% sequentially but up 4% versus the prior year quarter. Operating expenses of $617 million were down 1% from Q4 and up 5% from Q1 2010. Our effective tax rate in Q1 was 7.2% which is a good proxy for our full-year projection.

Now I'll review our quarterly revenues and expenses in more detail. Looking at the revenue components, you can see that the largest variance in Q4 came from our investment gains and losses line which was down $21 million in the quarter. Here we saw current quarter investment losses in our consolidated venture fund as compared to prior quarter gains as well as lower gains on deferred compensation related investments. Base fees declined slightly from Q4; part of this is due to having two fewer days in the quarter and part to a decline in sub advisory fees in Q1.

Speaking to our trends in base fees, our asset mix shift over the past year has allowed us to maintain fees even as we've seen a decline in institutional equity AUM. That's because private client channel AUM returns fees at a much higher realization rate has increased during that time, as has retail global fixed income AUM which earns fees at almost equity like levels.

I'll point out as well that the decline in performance fees relative to Q4 is more a reflection of the fees we recognized in Q1 associated with the SunAmerica acquisition than any significant decline we saw in Q1.

As David mentioned earlier, Bernstein Research revenues were up $12 million or 12% in the quarter due to increased customer activity. Looking at the year-over-year GAAP revenue comparison, you can see that lower investment losses in our consolidated venture fund helped us versus Q1 2010 as did higher distribution revenue largely from non-US and global fixed income products.

Revenues also benefit from strong performance from Bernstein Research where revenues were up $8 million or 8% from the prior year quarter. On an adjusted basis, excluding the items we discussed earlier in this presentation, net revenues were up 1% sequentially and 2% year over year.

That's a review of the revenue trends; let's turn to expenses. On a GAAP basis Q1 operating expenses of $617 million were down 1% from Q4 and up 5% from Q1 2010. Base compensation increased from both prior quarters as a result of annual merit increases. Sequentially that increase was offset by a shift we made in our compensation mix from incentive to base pay. This was a key factor in the 9% decline in incentive compensation from Q4.

Year-over-year incentive compensation is up 2% reflecting the fact that last year we were estimating compensation at a lower percentage of adjusted revenues. Our current compensation ratio is 49%, up slightly from Q1 2010 ratio of 48.4%. We believe that adjusted net revenues, the metric we use for managing our business, should be one of the factors considered when we're estimating our compensation accruals.

Looking at our non-compensation expenses, promotion and servicing expenses in Q1 were down 2% versus Q4 due to lower T&E expenses, a typical trend this time of year. At the same time, the 14% year-over-year rise in promotion and servicing expenses can be attributed to increased business activity and new product launches.

G&A expenses were up 2% and 5% versus Q4 and Q1 2010 respectively due to higher professional fees. On an adjusted basis operating expenses were flat compared to Q4 and up 6% from Q1 2010.

Let me briefly review our standard disclosure of major adjustments made to GAAP earnings to get to adjusted earnings. The deferred compensation adjustment reflects the net impact of investment gains and losses and the employee compensation expense related to mark to market of deferred compensation. Real estate charges are also added back in 1Q 2010 and we adjust for non-controlling interest as well. This leaves us with adjusted earnings of $144 million in Q1, up 4% from $139 million in Q4 and down 8% from $158 million in Q1 2010.

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Final Transcript
May 02, 2011 / 12:00PM GMT, AB - Q1 2011 Alliancebernstein Holding L P Earnings Conference Call

To wrap things up, here is a quick summary of the quarter. We delivered GAAP earnings per unit of $0.42. We increased our adjusted net revenues by 1% on a sequential basis while keeping adjusted operating expenses flat. We increased our operating income by 4% from Q4 and improved our adjusted margin from 21.3% to 21.9%. Now we'll be happy to take any questions.

QUESTION AND ANSWER

Andrea Prochniak - AllianceBernstein Holding L.P. - Director of IR

Lisa, I think we're all set to take questions.

Operator

(Operator Instructions). Robert Lee, KBW.

Robert Lee - KBW - Analyst

Great, thank you. Good morning, everyone. First question maybe, I'd just like to drill down a little bit into the performance. Maybe Peter, when I look at the performance slides, you see the strong rebound from the bottom a couple years ago, but then when I look across the appendix and you look at some of the institutional equity performance relative to benchmark, it still seems pretty challenged over a multi-year period.

I mean from your perspective where do you think, as you go out and talk to consultants and clients, potential clients -- is there any -- are they still focused more on kind of the one-, two-, three-year versus benchmark? How much weight are they putting towards the performance from the bottom? How do you kind of maybe square those two things when you talk to clients?

David Steyn - AllianceBernstein Holding L.P. - COO

Great question and a tough one to answer with one definitive answer. A great deal depends on consultants. And you're right; the industry standard of a one-, three-, five- or particularly a three-year track record in some sense is a very arbitrary measure. I just took this just a few days ago and completed a tour of some of our operations in the Asia-Pacific region. And I met with the head of consulting at one of the biggest consulting firms, and we were just talking about this dilemma.

And these consultants have been in this industry a long, long time and immediately acknowledged that arbitrarily when looking simply at three-year numbers doesn't tell half the story, or can tell a very, very distorted story. It's starting at various consultant consultants and region by region. I mean in some sectors, it's going to act in our favor when in a few quarters the particular -- particularly challenging performance of 2008 drops away from the three-year numbers.

I think the really useful debate we've been able to have with consultants is to say let's break down performance between what happened during the crash and then what happened as the market began to bounce back from the events of 2008. And that's a much more constructive discussion.

Robert Lee - KBW - Analyst

Thanks, that's helpful. And maybe a follow-up question. I mean, I saw a couple of weeks ago, I guess, a month ago maybe where you bought in part of the JV with AXA Pacific, I guess it is, that you didn't own as that business was sold to AMP. And I know there is a fairly substantial amount of assets in that JV.

I guess there's really two questions here. Number one, what is your view on kind of the stickiness of some of those assets now that AMP is basically the owner of those products or at least the distributor? And to what extent would this, in the near term, will we see any impact in your financials? You know, you have 50% more of that -- or whatever percent more of that JV that you didn't have before. Is there any kind of earnings impact that we should be looking for going forward?

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Final Transcript
May 02, 2011 / 12:00PM GMT, AB - Q1 2011 Alliancebernstein Holding L P Earnings Conference Call

David Steyn - AllianceBernstein Holding L.P. - COO

Sure. In fact, I was just down in Australia last week and I met with, as you'd expect, AMP. And I think just that -- slightly more color, I have actually been the Chairman of our Australian joint venture with AXA. So I'm intimately involved in that business.

Now I certainly shouldn't on this earnings call talk on behalf of AMP. So I'm not going to talk on behalf of AMP, and I'm not going to talk about what their intentions are. What I would say is this; AMP has been a very, very strategic partner of this firm for many, many years across a full array of services. It is a client we've had a long and deep and extremely close relationship with for as long as I have been involved in the Australian side of our business.

When the opportunity came for us to take full ownership of Australia, which by the way represented the very last JV we had anywhere in the world -- we having bought out all of our JV partner's everywhere else in the Asian world for the preceding few years. We were very happy to do that. We did have, as you would expect, detailed and very constructive discussions with AMP throughout that process.

We will continue to partner with them going forward. We don't need a JV in order to have that type of relationship. We don't need a JV with AMP in order to have that type of relationship. There is an agreement in reach with AMP as to how the treatment of the assets that they have acquired from AXA will be handled over a multiple-year period.

I think that's really about as far as I can go in speaking on behalf of -- or trying not to speak on behalf of what is a key strategic partner, AMP.

Robert Lee - KBW - Analyst

Great, thank you very much.

Operator

William Katz, Citi.

William Katz - Citi - Analyst

Okay, thank you very much. I just thought I'd talk about some of the dynamics on the flow side here; there seems to be a lot of sort of cross current. When you look on the roll forward of the distribution, one of the things that struck me was the non-US institutional attrition.

Can you talk a little bit about the dynamics between retail and institutional outside the United States? Is most of your fixed income discussion, or just discussion overall, in terms of traction outside the United States more retail? Or what is it going to take to get the institutional side of the business turned around as well?

David Steyn - AllianceBernstein Holding L.P. - COO

Again, it's a difficult question to answer as if the whole rest of the world behaves as one. The fixed income interest, or the interest in our fixed income services, transcends all of our channels in all geographies in which we operate. So we see healthy interest in fixed income in private clients, but more to the point to your question, we see healthy interest in fixed income in institutions and we see healthy interest in fixed income in retail.

Now in different parts of the world there are certainly some slightly different passes of that. So in the retail marketplace in Asia, for example, we have seen and continue to see strong flows into fixed income in just about every one of the regional markets in which we are active right now.

Institutional markets -- I think it's a slightly different story there. It goes back to what Peter was talking about, the shift from defined benefit into defined contribution. As that shift has acquired momentum over multiple years, so we have seen amongst corporate DB plans worldwide with almost no exceptions -- I can only think of one market where I think there's a slightly different investment pattern -- we've seen a shift out of equities and into fixed income securities.

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Final Transcript
May 02, 2011 / 12:00PM GMT, AB - Q1 2011 Alliancebernstein Holding L P Earnings Conference Call

And that's not really a market timing decision and it's not a response to the events of 2008. So we continue to see fixed income activity whether that's in Europe or whether that's in Japan, the institutional market in Japan or, to come back to Australia, my meetings in Australia last week were -- many things we were talking about included fixed income.

William Katz - Citi - Analyst

Okay, second question is, in terms of some of the change you're making in research -- I guess a two part question. Number one, is there any material cost saving associated with that shift? And then number two, when you look at the adjusted operating margin, you're still sort of down 300 basis points year on year. Would the mix from here continue to migrate the margins higher all else being equal?

Peter Kraus - AllianceBernstein Holding L.P. - Chairman & CEO

No, the changes and innovations we've made in research are not directed at cost savings, they are directed, as we said, to improve the efficacy of getting ideas into the portfolio and to continue to organize ourselves in a way that we think is innovative for the markets that we're operating in. So I wouldn't view that as an attempt to improve margin, Bill. We think actually the margins that we have and the cost structure that we have across the Firm is positioned where it needs to be.

Recognize that -- and this goes to the second question or second part of your question -- recognize that where we are today, if we have an improving top-line and we have improving mix and improving yield, that will drop to the bottom line. We have a very attractive marginal margin, that's really what we're shooting for.

And that's where we continue to see operating leverage, positive operating leverage and we expect in the future that's where shareholders will get the significant increase in earnings should we be able to grow those appropriate financial metrics.

William Katz - Citi - Analyst

Peter, what do you think the marginal margin is at this point?

Peter Kraus - AllianceBernstein Holding L.P. - Chairman & CEO

Well, we said that we would think about compensation as being 50% or better on revenues, so that's one big piece of it. And you can look at the other expenses which are largely rent and amortization of equipment and things like that that don't change very much. So there's inflation in the general expenses, but there's not a need to grow the footprint, there's not a need to take on additional fixed cost. So you've got a pretty attractive marginal margin even if you assume that compensation is at a maximum of 50%.

William Katz - Citi - Analyst

Okay, thank you very much.

Operator

Craig Siegenthaler, Credit Suisse.

Craig Siegenthaler - Credit Suisse - Analyst

Good morning. First when you look at the improvement in institutional sales, I'm just wondering -- it looks like some of the sales was pulled forward in the pipeline which wasn't replaced, so I'm wondering what's your view on that? And secondly, when you look at retail sales, you historically have had a pretty good first quarter. So I'm thinking, are these two issues headwinds that could impact the comparison in the second quarter? Maybe just provide your view there.

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Final Transcript
May 02, 2011 / 12:00PM GMT, AB - Q1 2011 Alliancebernstein Holding L P Earnings Conference Call

David Steyn - AllianceBernstein Holding L.P. - COO

Craig, great question. On the institutional side it's very, very hard for us to predict what the pipeline is going to be because it is so lumpy. Peter touched on the size of those DC customized retirement services wins. We're talking about big, big accounts and whether they come in Q1 or Q2 or Q3 is something which we have very little control or actually have no control and very little transparency of insight.

We've talked in the past and you and I have talked in the past about the DC -- one of the challenges of the DC business is that the sales cycle on the fulfillment cycle DC is notoriously slow. So I wouldn't read too much into it. In fact, a couple of big mandates funded in Q1 or one big one in April of this year is pretty arbitrary.

On the retail side, that's an interesting -- a really interesting question and I'm going to be slightly careful how I choose my words here. I think if there was a market we're looking at in the context of what could be happening there year on year and what does that mean, it would be Japan where the tragic events in the first quarter are obviously pre-occupying a great deal of minds rather than necessarily doing product launches or launching new services and so on.

So Q1 last year was a very strong quarter for us in Japan, it would surprise absolutely no one in our industry if Q1 or Q2 or whatever in Japan is going to be a little bit more subdued. But that's the only data point I would mention. Apart from that I don't think there's any particular pattern out there.

Craig Siegenthaler - Credit Suisse - Analyst

Thank you, David. And just --.

David Steyn - AllianceBernstein Holding L.P. - COO

And by the we have continued good growth in Taiwan and Korea, for example.

Craig Siegenthaler - Credit Suisse - Analyst

Got it, thank you, David. Just a follow-up here. When you look at the really strong pickup in the research services business the last two quarters here, I'm wondering if you look at the contribution from the electronic trading business in Europe or the US derivatives business as unusually strong -- I'm just trying to figure out is this kind of a core good run rate to build on here or if we should expect a step down?

Peter Kraus - AllianceBernstein Holding L.P. - Chairman & CEO

Craig, I think that we have shown since we started these calls the last couple years that we have improved our market share in the research business around the world. And that owes to the terrifically strong franchise and position that our analysts have with their clients. So I think that some of what you're seeing in terms of strength of revenues is that franchise and is that coming to fruition.

Yes, we continue to build out our electronic trading platforms, yes we've continued to build out our European presence and, as you know, we started building and are now operating in Asia which is a completely new space for us. So, having said all those positive things, we are, like everybody else in this market, a bit of a prisoner of trading volumes. And if trading volumes expand we're going to benefit significantly from that and if they contract it will have an impact on us.

So I think that what you're seeing in the Bernstein franchise is incremental strength amongst its client base, incremental expansion of the foundation of revenues across different services and you mentioned the option business as well, which we added. So those are all good things.

But it's always going to be driven by the environmental question of volume. And so if volume remains constant I expect that what you've seen in the first quarter is a good example of the strength of the franchise. If volumes expand we'll do better and if volumes decline that will obviously have an impact.

Craig Siegenthaler - Credit Suisse - Analyst

Great. Thank you, Peter.

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Final Transcript
May 02, 2011 / 12:00PM GMT, AB - Q1 2011 Alliancebernstein Holding L P Earnings Conference Call

Operator

Michael Kim, Sandler O'Neill.

Michael Kim - Sandler O'Neill - Analyst

Hey, guys, good morning. I guess on the fourth quarter you saw a step-up in redemptions related to some under-performance in I guess the second quarter, but you subsequently outperform and performance has been pretty strong since the market bottom.

So I'm just wondering what else may be driving the ongoing redemptions aside from performance. Is it rebalancing, is it shift to passive strategies or maybe more solutions-based strategies? I understand it's difficult to generalize across the franchise, but any color there would be helpful.

David Steyn - AllianceBernstein Holding L.P. - COO

A bit of all of that and probably a few things which we haven't even discussed or covered. There's a lot of -- in institutional space there's a great deal of activity as a result of the slow death of defined benefits and the refocusing of schemes. And it's manifested itself in a number of different ways, one of which we touched on today which is the shift out of equities by corporate DB clients.

I'm going to make a very big distinction between corporate DB and public sector DB out of equities and into fixed income. You've also got a shift into alternatives in both corporate and public DB which is one of the reasons why we're focusing on broadening and deepening our alternative array. You do have de-risking in the form of going into passive. You've got de-risking in corporate work in two ways: one, getting out of the high-risk asset class of equities, and then secondly, de-risking, getting out of active equities and into passive equities.

And that's probably happening most or is being seen most in domestic large-cap mandates. But you've got multiple strands of what's going on here, some of which help us and some of which hinder us. So a couple of strands which help us and they've been helping us over a sustained period of time is the move into global equities and into fixed income.

Some things hurt us, the secular shift or cyclical or secular timing that's been done whether they are secular, and of active domestic large-cap. And by the way, although that phenomenon is often noted and discussed in the United States of America, it's really a global phenomenon.

So most of the big institutional markets around the world are seeing or witnessing these same sorts of trends. In fact, some of them are -- when I say ahead I don't mean as to the value judgment that would be a good place to be. But I mean ahead in terms of time of the United States of America.

Michael Kim - Sandler O'Neill - Analyst

Okay, that's helpful. And then maybe if you could just give us some more color on kind of the shift from incentive to base comp and talk about the potential implications, if any, for the comp ratio going forward?

Peter Kraus - AllianceBernstein Holding L.P. - Chairman & CEO

Sure. The shift of base comp and incentive is pretty simple. We increased some of our employees' compensation or salaries during the course of the year. And of course salaries are earned pro rata across the year, bonuses are paid at the end of the year. So clearly to the extent that you create that shift you're creating some front-end expense as a result of that which over the course of the year evens itself out. So I think that's a small issue that you're seeing in the first quarter which won't repeat itself.

In terms of the accrual of comp to revenues, we're broadly in the same region we were last year and I expect that's our best estimate for this year. Of course subject to changes in revenues, if revenues go up that number could change, if revenues go down there's not much room for that to go up because obviously we've said 50% is where we like the limit to be unless really unusual things happened.

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Final Transcript
May 02, 2011 / 12:00PM GMT, AB - Q1 2011 Alliancebernstein Holding L P Earnings Conference Call

So I think, Michael, the first-quarter effect of salaries is one that over the course of the year I'm sure in your models you'll handle. And with regards to the comp to revenue ratio that we're estimating, I think that right now that's our best estimate of what we think the world is going to look like for the rest of the year.

Michael Kim - Sandler O'Neill - Analyst

Okay, that's helpful, thanks.

Andrea Prochniak - AllianceBernstein Holding L.P. - Director of IR

It looks like we have time for one more question.

Operator

Cynthia Mayer, Bank of America-Merrill Lynch.

Cynthia Mayer - Bank of America-Merrill Lynch - Analyst

Hi, thanks a lot. I just have a question on G&A. I'm wondering in terms of -- it seems like it didn't really decline despite the sub leasing you did and I wondered what kind of savings you're getting from that. And you mentioned professional fees as a driver for the expense, what are those for and do you expect those to remain elevated?

Ed Farrell - AllianceBernstein Holding L.P. - Controller and Interim CFO

Cynthia, this is Ed. In terms of G&A, our occupancy expense specifically -- the charge we did take the last year, we are starting to see that benefit. But we have an offsetting expense within occupancy and that's really driven by some of our international operations where we're consolidating some space, primarily in London.

In London we need to take some swing space as we're moving from one building to the next. That change is not going to result in any incremental charge because we're actually -- the lease that we have in London is actually expiring at the end of this year.

So we are seeing the benefit from the charge that we took last year which, again, was primarily a New York-based charge. As it relates to professional fees, as we've expanded into some new businesses and product launches we have seen some additional legal and other professional fees related to those launches.

Cynthia Mayer - Bank of America-Merrill Lynch - Analyst

Okay. And I guess if I get a second one, maybe you could just talk about the retail pickup in sales, how much of that do you see as seasonal? Would that tend to come down this quarter?

Peter Kraus - AllianceBernstein Holding L.P. - Chairman & CEO

No, we don't -- we think the retail activity is not seasonal. In fact, we think we're building momentum in that channel, as David mentioned. And as our performance continues to build, one of the things that we said during the course of the call is the dichotomy between performance we show from the bottom of the market until now and the one-, three- and five-year numbers.

As David mentioned, as that third quarter of '08, fourth quarter of '08 begin to roll off, our one- and three-year numbers are going to look particularly attractive. And that's also going to, we believe, support the continued growth of sales in the retail channel. So Cynthia, that's actually one of the things that we're optimistic about.

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Final Transcript
May 02, 2011 / 12:00PM GMT, AB - Q1 2011 Alliancebernstein Holding L P Earnings Conference Call

Cynthia Mayer - Bank of America-Merrill Lynch - Analyst

Great, thanks a lot.

Andrea Prochniak - AllianceBernstein Holding L.P. - Director of IR

Thank you, everyone, for participating in this conference call. For anybody who didn't have a chance to ask a question on the call, or anyone who has any follow-ups, feel free to give Investor Relations a call. And thank you very much. Have a great day.

Operator

This concludes today's conference call, you may now disconnect.

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